Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FIRST QUARTER FISCAL YEAR 2007 RESULTS

JASPER, IN (November 2, 2006) - Kimball International, Inc. (NASDAQ: KBALB) today announced financial results for the first quarter of fiscal year 2007, which ended September 30, 2006.

Sales, gross profit, selling, general and administrative costs, operating income and income from continuing operations discussed below exclude the results of discontinued operations for the prior year. Net income discussed below includes the results of discontinued operations for the prior year. There were no discontinued operations reported in the current year.

Consolidated Overview
Net sales for the first quarter of fiscal year 2007 were $314.8 million compared to net sales of $267.4 million in the first quarter of fiscal year 2006. First quarter fiscal 2007 includes sales of $63.8 million from two acquisitions that were completed during the fourth quarter of fiscal year 2006 in the Company's Electronic Contract Assemblies segment. First quarter net sales in the Electronic Contract Assemblies segment increased 47% due to the acquisitions and sales in the Furniture and Cabinets segment decreased 2% on lower sales of contract private label products. Income from continuing operations in the first quarter of fiscal year 2007 improved to $3.7 million or $0.10 per Class B share, inclusive of ($2.1) million, or ($0.05) per Class B share, of after-tax charges associated with restructuring activities. Excluding the restructuring charges, income from continuing operations in the current year first quarter was $5.8 million, or $0.15 per Class B share. The Company reported a loss from continuing operations in the prior year first quarter of ($0.2) million, or ($0.00) per Class B share, which included ($3.0) million, or ($0.07) per Class B share, of after-tax restructuring charges. Excluding restructuring charges, income from continuing operations in the prior year first quarter was $2.8 million, or $0.07 per Class B share.

Net income for the current year first quarter was $3.7 million, or $0.10 per Class B share, which is equal to the income from continuing operations noted above as there were no costs related to discontinued operations in the current year. For the prior year first quarter, the Company recorded a net loss of ($6.6) million, or ($0.17) per Class B share, including a loss from discontinued operations of ($6.7) million after-tax, or ($0.18) per Class B share and income from a cumulative effect of accounting change adjustment of $0.3 million or $0.01 per Class B share.

In the fiscal year 2007 first quarter, the Company recorded consolidated gross profit as a percent of sales of 20.4% compared to 21.5% in the prior year as a gross profit percentage improvement in the Furniture and Cabinets segment was more than offset by a decline in the Electronic Contract Assemblies segment. Acquisitions completed late in fiscal year 2006 had the effect of lowering consolidated gross profit as a percent of sales for this quarter over quarter comparison. When compared to the most recent fourth quarter of fiscal year 2006 which does include results from the acquisitions, consolidated gross profit as a percent of sales remained constant at 20.4% for both quarters.

Consolidated selling, general and administrative (SG&A) costs for the first quarter of fiscal year 2007 increased in dollars but declined as a percent of sales compared to the prior year. SG&A increased in dollars due to the incremental SG&A costs of the acquired operations. Consolidated SG&A costs declined as a percent of sales in the first quarter because the acquisitions carry a lower SG&A percentage to sales ratio thereby reducing the consolidated SG&A percentage to sales ratio.

In the current year first quarter, the Company recorded consolidated pre-tax restructuring charges of ($3.3) million which included various facility exit costs, employee transition costs, asset impairment charges and accelerated amortization costs primarily within the Furniture and Cabinets segment. Pre-tax restructuring costs were ($4.8) million in the first quarter of the prior year, all within the Furniture and Cabinets segment.

Operating income including restructuring charges increased to $4.1 million in the first quarter of fiscal year 2007 compared to an operating loss of ($1.9) million in the first quarter of the prior year. The increase is attributable to improvement in the Furniture and Cabinets segment and lower restructuring charges in the current year quarter.

Other income in the current year first quarter increased $1.3 million when compared to the prior year first quarter primarily on higher interest income.

The Company is currently estimating its annual effective tax rate from continuing operations for fiscal year 2007 will be higher than in prior years partially due to a higher mix of income being generated by domestic facilities which carry a higher effective tax rate.

Operating cash flow for the first quarter of fiscal year 2007 totaled $17.7 million compared to $7.9 million in the first quarter of last year. The Company's net cash position from an aggregate of cash and short-term investments less short-term borrowings increased to $149.6 million at September 30, 2006 compared to $148.6 million at June 30, 2006.

During the current year first quarter, the Company announced a plan to exit the production of wood rear projection television cabinets and stands. As a result of this decision, the Company will exit its furniture manufacturing operation located in Juarez, Mexico. Production is scheduled to cease in the current year second quarter. The Company currently estimates that the total pre-tax charges related to the exit activities will be approximately, in millions, $6.0 to $8.0. As a reminder, in fiscal year 2006, the Company completed the consolidation of its two Mexican furniture operations into the Juarez facility which is now being exited. Net sales of the combined Mexican operations were $4.7 million in the first quarter of fiscal year 2007 compared to $10.6 million in the first quarter of the prior year. The pre-tax operating loss of the combined Mexican operations, excluding corporate allocations, was approximately ($4.2) million in the current year first quarter including ($3.0) million of pre-tax restructuring costs compared to a pre-tax operating loss in the first quarter of fiscal year 2006 of approximately ($4.5) million including ($1.8) million of pre-tax restructuring costs. In accordance with FAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", the exit of the Mexican operation will be classified as Discontinued Operations in the Company's Condensed Consolidated Statements of Income beginning in the period in which operations cease, which is currently estimated to be the second quarter. Exit costs that were incurred during the current year first quarter were classified as Restructuring costs in the Condensed Consolidated Statements of Income.

James C. Thyen, Chief Executive Officer and President, stated, "Our Furniture and Cabinets segment operating results continued to show improvement in the first quarter. Since announcing our organizational restructuring a little over a year ago within this segment, we have seen improvement in our gross profit percentage in each successive quarter. Our recent decision to close our Mexican furniture operation in conjunction with the exit of our PTV cabinet business will further help to improve our earnings as this facility had been operating at a loss."

Mr. Thyen, added, "The integration of our recent acquisitions within the Electronics segment is going very well and proceeding as planned. Together these acquisitions significantly increased our sales in the first quarter and contributed positively to our operating income. Also during the first quarter, we held the grand opening ceremony of our newly constructed electronics facility in Nanjing, China which will provide printed circuit board assembly, system subassembly, and final product assembly to our customers. We are in the final planning stages for programs with existing customers that are committed to our China operation. This facility is currently negatively impacting earnings in this segment as it is not slated to begin generating revenue until later this fiscal year."

Furniture and Cabinets Segment
Fiscal year 2007 first quarter net sales in the Furniture and Cabinets segment totaled $156.3 million, a decrease of 2% from sales of $159.2 million in the prior year first quarter. Net sales of branded furniture products, which include office and hospitality furniture, totaled $145.4 million in the fiscal year 2007 first quarter which is an increase of 5% when compared to the prior year net sales of $137.9 million. Net sales of contract private label products of $10.9 million in the current year first quarter decreased 49% from the prior year net sales of $21.3 million as a result of the planned exit of contract private label furniture products.

Income from continuing operations in this segment for the first quarter of fiscal year 2007 was $3.2 million, an increase of $4.7 million from the prior year. The current year first quarter earnings included ($2.1) million of after-tax restructuring costs primarily related to the exit of the Juarez, Mexico operations and included asset impairment charges, employee severance and other miscellaneous exit costs. After-tax restructuring costs in the prior year first quarter totaled ($2.9) million related to the consolidation of various business functions and the consolidation of the Mexican operations within this segment. The primary contributor to the overall earnings increase in this segment is an improvement in the current year gross profit as a percent of sales when compared to the prior year. Price increases on select products, continued operating improvements resulting from the organizational restructuring within this segment and a sales mix shift away from the lower margin contract private label products all favorably impacted the gross profit percentage. Losses incurred at the Company's furniture operation in Mexico which will be exited pursuant to the recent announcement continued to negatively impact earnings.

Net income in this segment was $3.2 million in the fiscal year 2007 first quarter which is equal to the income from continuing operations discussed above as there were no costs related to discontinued operations in the current year. The Company incurred a net loss ($8.2) million in this segment in the first quarter of the prior fiscal year which included a ($6.7) million after-tax loss from discontinued operations.

Electronic Contract Assemblies Segment
Net sales for the first quarter of fiscal year 2007 in the Electronic Contract Assemblies segment were $158.5 million compared to net sales of $108.0 million in the first quarter of the prior year. The increase in sales is attributable to the $63.8 million in current year first quarter sales from the two acquisitions completed late in fiscal year 2006. Sales to customers in the medical and industrial controls industries were higher in the first quarter compared to last year while sales to customers in the automotive industry declined compared to the prior year.

The Electronic Contract Assemblies segment incurred a loss from continuing operations of ($0.5) million in the fiscal year 2007 first quarter, compared to income from continuing operations of $0.8 million in the first quarter of the prior year. A shift in the mix of sales among various programs within this segment when compared to prior year coupled with operating inefficiencies at select locations hindered results in the current year. The Company also is incurring costs related to its recently completed manufacturing facility in China but has not yet begun realizing revenue. In addition, as part of cost reduction efforts in this segment, the Company is realigning some of its shared services functions which resulted in severance costs recorded in the first quarter of fiscal year 2007. The earnings per share impact of the losses at the China facility approximated ($0.02) per Class B share and the impact of the severance costs approximated ($0.01) per Class B share in the current year first quarter. Restructuring costs in this segment were minimal during the current year first quarter.

Reclassifications
The Company changed its classification of gains and losses on the sale of property and equipment, previously shown in non-operating income, to SG&A expense for the periods presented in the Condensed Consolidated Statements of Income. The amount reclassified in the three-month period ended September 30, 2005 was a gain of $0.2 million. In the three-month period ended September 30, 2006, the Company recognized $0.2 million of gain on the sale of property and equipment as selling, general and administrative expense.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The non-GAAP financial measures used within this release are income from continuing operations excluding restructuring charges and earnings per share excluding restructuring charges. A reconciliation of the reported GAAP numbers to these non-GAAP financial measures is included in the Financial Highlights tables below. Management believes it is useful for investors to understand how its core operations performed without the effects of costs incurred in executing its restructuring plans as inclusion of these costs make results less comparable between reporting periods. Excluding these costs allows investors to meaningfully trend, analyze and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude costs associated with executing its restructuring plans to enable meaningful trending of core operating metrics over an extended period of time.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities and unexpected integration issues with acquisitions. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2006.

Conference Call / Webcast
Kimball International will conduct its first quarter financial results conference call beginning at 2:00 PM Eastern Time today, November 2, 2006. To listen to the live conference call, dial 866-510-0708, or for international calls, dial 617-597-5377. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through November 15, 2006, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 51296850.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Furniture and Cabinets segment provides furniture for the office and hospitality industries sold under the Company's family of brand names. The Electronic Contract Assemblies segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the quarter ended September 30, 2006, follow:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
($000's, except per share data)	September 30, 2006	September 30, 2005

Net Sales	$ 314,760	100.0%	$ 267,404	100.0%
Cost of Sales	250,593	79.6%	209,999	78.5%

Gross Profit	64,167	20.4%	57,405	21.5%

Selling, General & Administrative Expenses	56,812	18.1%	54,546	20.4%
Restructuring Expense	3,295	1.0%	4,771	1.8%

Operating Income (Loss)	4,060	1.3%	(1,912)	(0.7%)
Other Income-Net	2,657	0.8%	1,367	0.5%

Income (Loss) from Continuing Operations Before Taxes on Income	6,717	2.1%	(545)	(0.2%)
Provision (Benefit) for Income Taxes	3,046	0.9%	(389)	(0.1%)

Income (Loss) from Continuing Operations	3,671	1.2%	(156)	(0.1%)
Loss from Discontinued Operations, Net of Tax	0	0.0%	(6,706)	(2.5%)

Income (Loss) Before Cumulative Effect in Change in Accounting Principle	3,671	1.2%	(6,862)	(2.6%)
Cumulative Effect of Change in Accounting Principle	0	0.0%	299	0.1%

Net Income (Loss)	$ 3,671	1.2%	$ (6,563)	(2.5%)

Earnings (Loss) Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.10		$0.00
Class B	$0.10		$0.00
Diluted from Continuing Operations:
Class A	$0.09		$0.00
Class B	$0.10		$0.00
Basic:
Class A	$0.10		($0.17)
Class B	$0.10		($0.17)
Diluted:
Class A	$0.09		($0.17)
Class B	$0.10		($0.17)

Average Shares Outstanding
Basic	38,287		38,165
Diluted	38,915		38,308

Condensed Consolidated Statements of Cash Flows
(Unaudited)	Three Months Ended
($000's)	September 30, 2006	September 30, 2005

Net Cash Flow provided by Operating Activities	$ 17,678	$ 7,861
Net Cash Flow used for Investing Activities	(39,955)	(9,852)
Net Cash Flow used for Financing Activities	(9,797)	(6,081)
Effect of Exchange Rates	(33)	(9)

Net Decrease in Cash & Cash Equivalents	(32,107)	(8,081)
Cash & Cash Equivalents at Beginning of Period	64,857	57,253

Cash & Cash Equivalents at End of Period	$ 32,750	$ 49,172

Cash & Cash Equivalents	$ 32,750	$ 49,172
Short-Term Investments	135,658	62,403

Totals	$ 168,408	$ 111,575

Condensed Consolidated Balance Sheets
	(Unaudited)
($000's)	September 30, 2006	June 30, 2006

Assets
Cash, Cash Equivalents and Short-Term Investments	$ 168,408	$ 171,703
Receivables, Net	145,547	154,571
Inventories	135,570	109,479
Other Current Assets	34,495	32,327
Property & Equipment, Net	148,832	151,122
Capitalized Software, Net	24,499	26,602
Goodwill	3,337	3,286
Other Assets	30,641	29,931

Totals	$ 691,329	$ 679,021

Liabilities & Share Owners' Equity
Current Liabilities	$ 251,670	$ 236,699
Long-Term Debt, Less Current Maturities	955	1,125
Deferred Income Taxes & Other	17,325	18,615
Share Owners' Equity	421,379	422,582

Totals	$ 691,329	$ 679,021

Reconciliation of Non-GAAP Financial Measures

Income (Loss) from Continuing Operations, Excluding Restructuring Charges
(Unaudited)	Three Months Ended
($000's, except per share data)	September 30, 2006	September 30, 2005

Income (Loss) from Continuing Operations, as reported	$ 3,671	$ (156)
Restructuring Charges, Net of Tax	2,106	2,949

Income from Continuing Operations, Excluding Restructuring Charges	$ 5,777	$ 2,793

Earnings Per Share of Common Stock, Excluding Restructuring Charges

Diluted from Continuing Operations, Class B, as reported	$0.10	$0.00
Diluted Impact of Restructuring Charges, Class B	$0.05	$0.07

Diluted from Continuing Operations, Class B, Excluding Restructuring Charges	$0.15	$0.07

Net Sales, Excluding Acquisitions and Contract Private Label Products*

(Unaudited)	Three Months Ended
($000's)	September 30, 2006	September 30, 2005

Net Sales, as reported	$ 314,760	$ 267,404
Less: Net Sales of Fiscal Year 2006 Acquisitions	63,818	0

Net Sales, Excluding Acquisitions	250,942	267,404

Less: Net Sales of Contract Private Label Products	10,864	21,295

Net Sales, Excluding Acquisitions and Contract Private Label Products	$ 240,078	$ 246,109

*The Company's net sales for the first quarter of fiscal year 2007 are not comparable to the net sales in fiscal year 2006, as reported, due to two factors. First, the Company completed two acquisitions in the fourth quarter of fiscal year 2006 that are not included in the prior year sales. And second, in the second quarter of fiscal year 2006, the Company began exiting the Contract Private Label Products business, and therefore sales of this product line have declined substantially over the first quarter of fiscal year 2006. The Company believes it is important to show investors the impact of these two items on net sales and has therefore included the above unaudited Non-GAAP reconciliation table as reference.